                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.________)*



                            US Oncology Incorporated
                            ------------------------
                                (Name of Issuer)

                         Common Stock (Par Value $0.01)
                         ------------------------------
                         (Title of Class of Securities)

                                   90338W103
                                   ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)
                               Page 1 of 6 Pages

CUSIP No. 90338W103                                                  Page 2 of 6


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [ ]
          (b)  [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

NUMBER OF                 5 SOLE VOTING POWER
SHARES                    BIATC     4863073 shares
                          BAI             0 shares
                                    -------
                                    4863073 shares

BENEFICIALLY              6 SHARED VOTING POWER
OWNED BY                  BIATC           0 shares
                          BAI             0 shares
                                    -------
                                          0 shares

EACH REPORTING            7 SOLE DISPOSITIVE POWER
PERSON WITH               BIATC     4990363 shares
                          BAI             0 shares
                                    -------
                                    4990363 shares

                          8 SHARED DISPOSITIVE POWER
                          BIATC           0 shares
                          BAI             0 shares
                                    -------
                                          0 shares

CUSIP No. 90338W103                                                  Page 3 of 6

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          BIATC     4990363 shares
                          BAI             0 shares
                                    -------
                                    4990363 shares

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          BIATC        5.81%
                          BAI          0.00%
                                    -------
                                       5.81%

12.   TYPE OF REPORTING PERSON*

                          BIATC - BK
                          BAI - IA

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER: US Oncology Inc

        (b) Address of Issuer's Principal Executive Offices:
            16825 Northchase Dr, Ste. 1300
            Houston TX 77060

Item 2. (a) NAME OF PERSON FILING:

            Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            19 South Street
            Baltimore, Maryland 21202

        (c) CITIZENSHIP:

            Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

CUSIP No. 90338W103                                                  Page 4 of 6

        (d) TITLE OF CLASS OF SECURITIES:

            Common Stock of ($0.01 par) of  US Oncology Inc

        (e) CUSIP Number:

            90338W103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                For BIATC

            (b) [x] Bank as defined in section 3(a)(6) of the Act

                For BAI

            (e) [x] Investment Adviser registered under section 203 of the
                Investment Advisers Act of 1940

Item 4.     OWNERSHIP:

            (a) AMOUNT BENEFICIALLY OWNED:    As of March 31, 2000

                          BIATC     4990363 shares
                          BAI             0 shares
                                    -------
                                    4990363 shares

            (b) PERCENT OF CLASS:

                          BIATC        5.81%
                          BAI          0.00%
                                    -------
                                       5.81%

            (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote:

                          BIATC     4863073 shares
                          BAI             0 shares
                                    -------
                                    4863073 shares

CUSIP No. 90338W103                                                  Page 5 of 6

            (ii)  shared power to vote or to direct the vote:

                          BIATC           0 shares
                          BAI             0 shares
                                    -------
                                          0 shares

            (iii) sole power to dispose or to direct the disposition of:

                          BIATC     4990363 shares
                          BAI             0 shares
                                    -------
                                    4990363 shares

            (iv)  shared power to dispose or to direct the disposition of:

                          BIATC           0 shares
                          BAI             0 shares
                                    -------
                                          0 shares

Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

CUSIP No. 90338W103                                                  Page 6 of 6

Item 10.    CERTIFICATION.


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

               SIGNATURE:

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date: As of March 31, 2000

               Signature: Brown Investment Advisory & Trust Company

                   By:    /S/ James E. Hieber
                          -------------------

                   Title: Vice President

               Signature: Brown Advisory Incorporated

                   By:    /S/ James E. Hieber
                          -------------------

                   Title: Vice President